Exhibit 99.1

FOR IMMEDIATE RELEASE

NICHOLAS	Contact:	Ralph Finkenbrink	NASDAQ: NICK
Nicholas Financial, Inc.		Sr. Vice President, CFO	Web site: www.nicholasfinancial.com
Corporate Headquarters		Ph # - 727-726-0763

2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial Reports Record Results for the

1st Quarter Ended June 30, 2006

July 27, 2006 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK), announced that net income increased 27% to $3,029,000 for the three months ended June 30, 2006 as compared to $2,394,000 for the three months ended June 30, 2005. Diluted earnings per share increased 26% to $0.29 for the three months ended June 30, 2006 as compared to $0.23 for the three months ended June 30, 2005. Revenue increased 24% to $11,329,000 for the three months ended June 30, 2006 as compared to $9,160,000 for the three months ended June 30, 2005. The Company has reported record same quarter increases in revenues and earnings for 64 out of the past 65 quarters.

During the first quarter ended June 30, 2006, the Company opened a branch office in New Port Richey, Florida and in the White Marsh area of Baltimore Maryland, bringing the total to 44 full service locations operating in; Florida, Georgia, South Carolina, North Carolina, Virginia, Maryland, Ohio, Michigan, Indiana and Kentucky. The Company expects to open 4 to 6 additional new branch offices during this year.

The Company will hold its 2006 Annual Meeting at 10:00am on August 9, 2006 at the Countryside Country Club located in Clearwater, Florida.

Founded in 1985, with assets of $156,322,000 as of June 30, 2006, Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 44 branch locations in both the Southeast and the Mid-West States. The Company has approximately 10,000,000 shares of common stock outstanding. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including competitive factors, the management of growth, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2006. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three months ended June 30,
	2006	2005
Revenue:
Interest income on finance receivables	$11,295	$9,110
Sales	34	50

	11,329	9,160
Expenses:
Operating	4,357	3,896
Provision for credit losses	810	428
Interest expense	1,260	981

	6,427	5,305

Operating income before income taxes	4,902	3,855
Income tax expense	1,873	1,461

Net income	$3,029	$2,394

Earnings per share:
Basic	$0.31	$0.24

Diluted	$0.29	$0.23

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	June 30, 2006	March 31, 2006
Cash	$3,626	$1,729
Finance receivables, net	144,578	140,198
Other assets	8,118	7,568

Total assets	$156,322	$149,495

Line of credit	$84,016	$82,416
Other liabilities	10,797	8,830

Total liabilities	94,813	91,246

Shareholders’ equity	61,509	58,249

Total liabilities and shareholders’ equity	$156,322	$149,495

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	Three months ended June 30,
Portfolio Summary	2006	2005
Average finance receivables, net of unearned interest (1)	$165,158,209	$140,718,717

Average indebtedness (2)	$83,155,951	$66,986,506

Finance revenue (3)	$11,295,006	$9,109,701

Interest expense	1,260,203	980,553

Net finance revenue	$10,034,803	$8,129,148

Weighted average contractual rate (4)	24.14%	24.12%

Average cost of borrowed funds (2)	6.06%	5.86%

Gross portfolio yield (5)	27.35%	25.90%

Interest expense as a percentage of average finance receivables, net of unearned interest	3.05%	2.79%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	1.96%	1.22%

Net portfolio yield (5)	22.34%	21.89%

Operating expenses as a percentage of average finance receivables, net of unearned interest (6)	10.45%	10.83%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (7)	11.89%	11.06%

Write-off to liquidation (8)	5.04%	5.03%

Net charge-off percentage (9)	4.70%	4.44%

Note: All three month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line and notes payable-related party. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Finance revenue does not include revenue generated by Nicholas Data Services, Inc., (“NDS”) the wholly-owned software subsidiary of Nicholas Financial, Inc.
(4)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all Contracts purchased and direct loans originated during the period.
(5)	Gross portfolio yield represents finance revenues as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents finance revenue minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(6)	Operating expenses represent total expenses, less interest expense, the provision for credit losses and operating costs associated with NDS.
(7)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.
(8)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(9)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to Contracts and under its direct loan program:

	At June 30,
	2006		2005
Contracts
Gross balance outstanding	$220,467,207		$183,005,750

Delinquencies

30 to 59 days	$3,336,681	1.51%	$2,440,862	1.33%
60 to 89 days	1,202,325	0.55%	649,406	0.35%
90 + days	353,185	0.16%	174,630	0.10%

Total delinquencies	$4,892,191	2.22%	$3,264,898	1.78%

Direct Loans
Gross balance outstanding	$9,105,441		$6,498,264

Delinquencies

30 to 59 days	$73,073	0.80%	$70,102	1.08%
60 to 89 days	32,056	0.35%	28,183	0.43%
90 + days	9,500	0.11%	14,144	0.22%

Total delinquencies	$114,629	1.26%	$112,429	1.73%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended June 30,
Contracts	2006	2005
Purchases	$27,440,338	$23,421,962
Weighted APR	24.03%	23.99%
Average discount	8.55%	8.55%
Weighted average term (months)	46	45
Average loan	$9,018	$8,704
Number of contracts	3,043	2,691

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